Exhibit 99a4

EIGHTH AMENDMENT OF FORTUNE BRANDS
RETIREMENT SAVINGS PLAN
(Amended and Restated Effective as of October 1, 1999)

AMENDMENT:
Effective as of July 1, 2003, except where indicated otherwise

1.     Amend Section 3.01(g)(3) of the Plan as follows:

    “(3)        ‘Unadjusted Earnings’ means with respect to any Participant who is an Employee of Fortune all earnings of the Participant in any Plan Year for service with Fortune, but limited to $200,000 (as adjusted to reflect the dollar amount applicable under Section 401(a)(17) of the Code), including overtime and extra shift pay, holiday and vacation pay, amounts paid for periods of approved absences, back pay which has been either awarded or agreed to by Fortune, performance awards in lieu of a merit increase, plus amounts elected to be deferred by the Participant as Tax Deferred Contributions under this Plan or as contributions under a plan established pursuant to Code Section 125 (including ‘deemed 125 compensation’ as defined in Revenue Ruling 2002-27) or Code Section 132(f)(4), and all compensation under the Management Incentive Plan, the Fortune Brands, Inc. Annual Executive Incentive Compensation Plan and the Performance Recognition Program paid during such Plan Year, but excluding (A) contributions (other than Tax Deferred Contributions) or benefits under this Plan, (B) Worker’s Compensation payments, (C) amounts paid by Fortune for insurance, retirement or other benefits and bonuses, (D) special payments related to the pension plan redesign, and (E) compensation under such Management Incentive Plan, the Fortune Brands, Inc. Annual Executive Compensation Plan and Performance Recognition Program paid after the end of the Plan Year in which the Participant incurs a Severance From Service.”

2.     Amend Section 4.01(d)(3) of the Plan as follows:

    “(3)        for each Participant who is an Employee of an Acushnet Participating Employer, all salaries and bonuses paid and commissions earned by an Employee for services rendered by such Employee to the Acushnet Participating Employers, including performance awards paid in lieu of a merit increase, but excluding any special payments such as prizes, awards, moving expenses, tuition reimbursement, executive life insurance premium bonuses, etc. Such Compensation will be determined as if the Participant had not entered into a salary reduction agreement pursuant to this Section 4.01 or Code Section 125 (including ‘deemed 125 compensation’ as defined in Revenue Ruling 2002-27) or Code Section 132(f)(4);"

3.     Amend Section 4.01(d)(5) of the Plan as follows:

    “(5)        for each Participant who is an Employee of a MasterBrand Participating Employer, his basic salary or wages, overtime, shift premiums, commissions and bonuses paid by such Participating Employer for personal services, performance awards in lieu of a merit increase, and other amounts includible in his gross income on account of such services, including Tax Deferred Contributions under this Section 4.01 or amounts elected to be contributed under a program established pursuant to Code Section 125 (including ‘deemed 125 compensation’ as defined in Revenue Ruling 2002-27) or Code Section 132(f)(4) and excluding any (A) severance pay whether paid before or after termination of employment, (B) amounts deferred under a plan of a MasterBrand Participating Employer or Related Employer, (C) amounts paid under any long-term incentive plan, (D) tax protection payments or foreign service overbase allowances or premiums, (E) reimbursement for expenses incurred or to be incurred, (F) non-cash remuneration such as taxable amounts for life insurance coverage or use of an automobile or stock options or awards, or (G) remuneration paid in currency other than U.S. dollars.”

4.	Effective February 3, 2003, amend Section 5.01(a) of the Plan by substituting the following:

    “(a)        Separate Funds. The Trust Fund will consist of the following separate Investment Funds, to be administered as provided in Sections 5.03 through 5.18, respectively, and the ‘Loan Fund,’ to be administered as provided in Article X:

(1)	Fortune Stock Fund;
(2)	Gallaher Stock Fund;
(3)	Short-Term Investment Fund;
(4)	Intermediate Bond Fund;
(5)	Corporate/Government Bond Fund;
(6)	Growth-Oriented Diversified Fund;
(7)	Balanced Fund;
(8)	Core Equity Fund
(9)	Small-Cap Value Equity Fund;
(10)	Small-Cap Growth Equity Fund;
(11)	Mid-Cap Value Equity Fund;
(12)	Large-Cap Value Equity Fund;
(13)	S&P 500 Index Fund;
(14)	Large Cap Growth Equity Funds;
(15)	International Equity Fund;
(16)	International Growth and Income Equity Fund; and
(17)	Lifestyle Funds."

5.	Effective February 3, 2003, amend the Plan by substituting the following Sections 5.04 through 5.18 for Sections 5.04 through 5.14, and by redesignating Sections 5.15 through 5.23 as Sections 5.19 through 5.27 (and any references to such sections are redesignated accordingly):

    “5.04.        Investment of Short-Term Investment Fund. Subject to the provisions of the Trust Agreement and of Section 5.03(e), the assets of the Short-Term Investment Fund, including all income thereon and increments thereto, will be invested and reinvested in bonds, debentures, mortgages, equipment or other trust certificates, notes, obligations issued by or guaranteed by the United States Government or its agencies, domestic bank certificates of deposit, domestic bankers’ acceptances and repurchase agreements, and high grade commercial paper, all of which will bear a fixed rate of return and are intended to minimize market fluctuations, as selected by the Investment Manager, or if there is no such Investment Manager, by the Trustee

(which may include investment in the Trustee’s short-term collective investment fund); provided, however, that the Trusts Investment Committee may determine that the Short-Term Investment Fund be comprised of a mutual fund having substantially the foregoing characteristics.

    5.05.        Investment of Intermediate Bond Fund. Subject to the provisions of the Trust Agreement and of Section 5.03(e), the assets of the Intermediate Bond Fund, including all income thereon and increments thereto, will be invested and reinvested primarily in such obligations issued or guaranteed by the United States Government or its agencies, or by any State or local government or their agencies, as selected by the Investment Manager or, if there is no such Investment Manager, by the Trustee; provided, however, that the Trusts Investment Committee may determine that the Intermediate Bond Fund be comprised of a mutual fund having substantially the foregoing characteristics.

    5.06.        Investment of Corporate/Government Bond Fund. Subject to the provisions of the Trust Agreement and of Section 5.03(e), the assets of the Corporate/Government Bond Fund, including all income thereon and increments thereto, will be invested and reinvested primarily in investment grade corporate bonds, bonds issued by the United States Government or its agencies, domestic bank obligations and commercial paper, as selected by the Investment Manager or, if there is no such Investment Manager, by the Trustee; provided, however, that the Trusts Investment Committee may determine that the Corporate/Government Bond Fund be comprised of a mutual fund having substantially the foregoing characteristics.

    5.07.        Investment of Growth-Oriented Diversified Fund. Subject to the provisions of the Trust Agreement and of Section 5.03(e), the assets of the Growth-Oriented Diversified Fund, including all income thereon and increments thereto, will be invested and reinvested in such bonds, debentures, notes, equipment trust certificates, investment trust certificates, preferred stocks, common stocks, other securities (including any bonds, debentures, stock and other securities of Fortune) primarily of companies with strong financial characteristics and good long-term prospects for above-average earnings or sales growth, or other properties, not necessarily of the nature hereinbefore itemized, as selected by the Investment Manager or, if there is no such Investment Manager, by the Trustee; provided, however, that the Trusts Investment Committee may determine that the Growth-Oriented Diversified Fund be comprised of a mutual fund having substantially the foregoing characteristics.

    5.08.        Investment of Balanced Fund. Subject to the provisions of the Trust Agreement and of Section 5.03(e), the assets of the Balanced Fund, including all income thereon and increments thereto, will be invested and reinvested primarily in companies which have a low price relative to the company’s earnings or cash flow, or relative to the past price history of the stock, as selected by the Investment Manager or, if there is no such Investment Manager, by the Trustee; provided, however, that the Trusts Investment Committee may determine that the Balanced Fund be comprised of a mutual fund having substantially the foregoing characteristics.

    5.09.        Investment of Core Equity Fund. Subject to the provisions of the Trust Agreement and of Section 5.03(e), the assets of the Core Equity Fund, including all income thereon and increments thereto, will be invested and reinvested in any and all common stocks, preferred stocks and other equity securities which the Investment Manager believes have a low price relative to the company’s earnings or cash flow, or relative to the past price history of the stock, as selected by the Investment Manager or, if there is no such Investment Manager, by the Trustee; provided, however, that the Trusts Investment Committee may determine that the Core Equity Fund be comprised of a mutual fund having substantially the foregoing characteristics.

    5.10.        Investment of Small-Cap Value Equity Fund. Subject to the provisions of the Trust Agreement and of Section 5.03(e), the assets of the Small-Cap Value Equity Fund, including all income thereon and increments thereto, will be invested and reinvested primarily in small companies that have the potential to grow fast, as selected by the

Investment Manager or, if there is no such Investment Manager, by the Trustee; provided, however, that the Trusts Investment Committee may determine that the Small-Cap Value Equity Fund be comprised of a mutual fund having substantially the foregoing characteristics.

    5.11.        Investment of Small-Cap Growth Equity Fund. Subject to the provisions of the Trust Agreement and of Section 5.03(e), the assets of the Small-Cap Growth Equity Fund, including all income thereon and increments thereto, will be invested and reinvested primarily in small to medium-size companies that are early in their life cycle but which have the potential to become major enterprises (emerging growth companies), as selected by the Investment Manager or, if there is no such Investment Manager, by the Trustee; provided, however, that the Trusts Investment Committee may determine that the Small-Cap Growth Equity Fund be comprised of a mutual fund having substantially the foregoing characteristics.

    5.12.        Investment in the Mid-Cap Value Equity Fund. Subject to the provisions of the Trust Agreement and of Section 5.03(e), the assets of the Mid-Cap Value Equity Fund, including all income thereon and increments thereto, will be invested primarily in securities of companies that are believed to possess valuable fixed assets or that are believed to be undervalued in relation to factors such as assets, earnings or growth potential, as selected by the Investment Manager, or if there is no Investment Manager, by the Trustee; provided, however, that the Trusts Investment Committee may determine that the Mid-Cap Value Fund Equity be comprised of a mutual fund having substantially the foregoing characteristics.

    5.13.        Investment of Large-Cap Value Equity Fund. Subject to the provisions of the Trust Agreement and of Section 5.03(e), the assets of the Large-Cap Value Equity Fund, including all income thereon and increments thereto, will be invested and reinvested primarily in income-producing equity securities, such as large cap ‘value’ stocks, and potentially in other types of equity and debt securities, as selected by the Investment Manager or, if there is no such Investment

Manager, by the Trustee; provided, however, that the Trusts Investment Committee may determine that the Large-Cap Value Equity Fund be comprised of a mutual fund having substantially the foregoing characteristics.

    5.14.        Investment of S&P 500 Index Fund. Subject to the provisions of the Trust Agreement and of Section 5.03(e), the assets of the S&P 500 Index Fund, including all income thereon and increments thereto, will be invested and reinvested in a mutual fund that invests in 500 stocks that make up the S&P 500 proportionately to each stock weighting in the index, as selected by the Trusts Investment Committee.

    5.15.        Investment of Large-Cap Growth Equity Fund. Subject to the provisions of the Trust Agreement and of Section 5.03(e), the assets of the Large-Cap Growth Equity Fund, including all income thereon and increments thereto, will be invested and reinvested primarily in stocks of medium to large-size companies with above-average earnings or sales growth, as selected by the Investment Manager or, if there is no such Investment Manager, by the Trustee; provided, however, that the Trusts Investment Committee may determine that the Large-Cap Growth Equity Fund be comprised of a mutual fund having substantially the foregoing characteristics.

    5.16.        Investment of International Equity Fund. Subject to the provisions of the Trust Agreement and of Section 5.03(e), the assets of the International Equity Fund, including all income thereon and increments thereto, will be invested and reinvested primarily in stocks of companies incorporated outside the United States, as selected by the Investment Manager or, if there is no such Investment Manager, by the Trustee; provided, however, that the Trusts Investment Committee may determine that the International Equity Fund be comprised of a mutual fund having substantially the foregoing characteristics.

5.17. Investment of International Growth and Income Equity Fund. Subject to the provisions of the Trust Agreement and of Section 5.03(e), the assets of the International Growth and Income Equity

Fund, including all income thereon and increments thereto, will be invested and reinvested primarily in stocks of companies incorporated outside the United States with a focus on those that pay current dividends and show potential for capital appreciation, as selected by the Investment Manager or, if there is no such Investment Manager, by the Trustee; provided, however, that the Trusts Investment Committee may determine that the International Growth and Income Equity Fund be comprised of a mutual fund having substantially the foregoing characteristics.

    5.18.        Investment of Lifestyle Funds. Subject to the provisions of the Trust Agreement and of Section 5.03(e), the assets of the Lifestyle Funds, including all income thereon and increments thereto, will be invested and reinvested in a combination of stock, bond and money market mutual funds, with the Lifestyle 2040 Fund (initially invested primarily in stock funds) and each other Lifestyle Fund that has a retirement horizon (2000, 2010, 2020 and 2030) becoming more conservatively invested over time, and the Lifestyle Income Fund investing in a higher percentage of money market and bond funds and a smaller percentage of equity funds, all as selected by the Investment Manager or, if there is no such Investment Manager, by the Trustee; provided, however, that the Trusts Investment Committee may determine that the each of the Lifestyle Funds be comprised of mutual funds having substantially the foregoing characteristics.”

Pursuant to the authority delegated to it by the Board of Directors of Fortune Brands, Inc., this amendment is adopted by the Corporate Employee Benefits Committee.

FORTUNE BRANDS, INC.

Date: June 30, 2003	By: /s/ FRANK J. CORTESE
Chairman, Corporate Employee
Benefits Committee